Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT


   The Board of Directors
   Palmetto Bancshares, Inc. and subsidiary
   Laurens, South Carolina

   We consent to the use of our report dated February 20, 1998, relating to the audit of Palmetto Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Palmetto Bancshares, Inc. and subsidiaries, incorporated by reference in the registration statement on Form S-8 of Palmetto Bancshares, Inc., dated October 30, 1998, to register shares of common stock which will be issued pursuant to the Palmetto Bancshares, Inc. 1997 Stock Compensation Plan.


                                       /s/ KPMG Peat Marwick LLP

   Greenville, South Carolina
   October 30, 1998